EXHIBIT 99.1

For Immediate Release

DIGITAL ALLY PROVIDES REVIEW OF
INVESTOR CONFERENCE CALL

OVERLAND PARK, Kansas (January 11, 2011) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, provides the following review of subjects discussed in an investor conference call that was held at 11:15 a.m. EST today, January 11, 2011.

Company executives participating in the call included Stanton E. Ross, Chief Executive Officer, and Thomas Heckman, Chief Financial Officer.

The primary focus of the conference call involved an extensive discussion of a comprehensive review of the Company’s cost structure that has been underway for the past several months.  Management’s goal is to reduce its annualized SG&A and other expenses such that Digital Ally can achieve consistent profitability at a level of revenue that approximates the 2010 domestic “run rate” of about $24 million annually in DVM in-car video system sales to U.S. law enforcement agencies.

Because the timing and size of international orders has proven to be highly unpredictable, management has excluded such orders from its budgeting process.  The Company’s goal is to achieve profitability without relying on significant business from international customers.  The Company does, however, expect to generate international orders during 2011 that exceed its international revenues in 2010, based on its current sales pipeline.  However, financial planning and the primary components of the Company’s operating infrastructure will target profitability without any contribution from international orders.

In order to accomplish these objectives, management reviewed the overhead costs and organizational structure that were in place during 2007 and 2008, when Digital Ally was profitable on sales that approximated the 2010 domestic DVM in-car video revenue “run rate” of $6 million per quarter.  Several international orders were shipped in those years, but management did not rely upon such orders in its budgeting process, nor did it build an overhead infrastructure that anticipated the consistent receipt and delivery of large international orders.  Management believes that it has identified, and is in the process of implementing, cost reductions that will result in an overhead structure similar to that which existed in 2007 and 2008.

Specific components of the Company’s cost restructuring initiative are reviewed below.

Management is reorganizing its production and manufacturing operations by placing a greater emphasis upon contract manufacturers.  Uncertainties regarding the size and timing of large international orders make it difficult for Digital Ally to maintain efficient production and staffing levels if all orders are processed through the Company’s manufacturing facility in Grain Valley, Missouri.  By outsourcing more of its production requirements to contract manufacturers, the Company believes that it can benefit from greater volume purchasing and production efficiencies, while at the same time reducing its fixed and semi-fixed overhead costs.  It is, of course, important that selected contract manufacturers be able to ramp up production quickly in order to meet the varying demands of Digital Ally’s international customers.

Consistent with Digital Ally’s expanded emphasis upon contract manufacturing, the Company has eliminated the position of Vice President of Operations.  In addition to his duties as Vice President of Engineering, Steve Phillips will assume primary responsibility for the Company’s manufacturing and production operations, assisted by other members of senior management and personnel that have specific operational capabilities.

New products, including the FirstVU, DVM-250, Laser Ally and Thermal Ally, will be produced primarily by contract manufacturers, under the supervision of Digital Ally quality control personnel.  The Company will provide warehousing, order fulfillment and shipping services for such products.

Consistent with the Company’s reorganization of its operating and production infrastructure, it believes that it has reduced employee headcount to a level that will improve gross profit margins by approximately six percentage points, based upon assumed domestic sales of approximately $6 million per quarter.  Cost reduction and reorganization initiatives already implemented throughout the Company are expected to result in annual payroll-related expense savings exceeding $2.5 million annually.

In addition, the Company has reduced the cash compensation of its officers and the cash fees paid to members of its Board of Directors by at least 30% relative to 2010 levels.  Total annual cash savings related to these actions, along with the elimination of one officer position, should exceed 44%, when compared with such cash expenses during the year ended December 31, 2010.  All officers are also responsible for the identification and implementation of additional cost containment measures within their respective areas of responsibility.  The Company’s officers have identified non-compensation expense reductions in excess of $1.5 million annually, and actions are currently being taken to realize these cost savings.  On an annualized basis, total cost savings resulting from these initiatives, including compensation and other expenses, should exceed $4 million in 2011, when compared with such costs in 2010.

Engineering cost reductions should not impact the Company’s planned roll-out of new products.  Engineering expense savings primarily reflect the completion and maturation of the flagship DVM-750 during 2010, thereby reducing the need for engineering support of this product line going forward.

Finally, Digital Ally is undertaking a reorganization of its sales and marketing infrastructure that it believes will result in greater efficiencies and significant cost savings.  The Board of Directors has also formed a committee to pursue a search for a National Sales Manager who will assist and report to Ken McCoy, Vice President of Sales and Marketing.  Mr. McCoy has recently been elected to the Company’s Board of Directors.

In summary, the Company believes that it (1) can significantly improve its profitability on current domestic sales levels and (2) is positioned to realize incremental earnings from international orders in 2011.  Additional sales and earnings contributions are anticipated as revenues from new products increase in 2011 and future years.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will achieve profitability in 2011; whether its 2011 domestic revenues will approximate or exceed $24 million; whether its international revenues in 2011 will exceed those of 2010; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned or advertised under its new production outsourcing program; its ability to achieve efficiencies that can improve its gross profit margins by approximately six percentage points; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the three and nine months ended September 30, 2010, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com